NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM ANNOUNCES THIRD QUARTER 2009 FINANCIAL RESULTS, RECORD PRODUCTION AND INDUSTRY-LEADING RETURNS

HOUSTON, Texas – October 30, 2009 – Ultra Petroleum Corp. (NYSE: UPL) continued to deliver strong financial and operating performance for the third quarter of 2009. Highlights for the quarter include:

•	Record natural gas and crude oil production of 45.9 Bcfe, an increase of 27 percent from third quarter 2008
•	Operating cash flow(1) of $172.6 million
•	Earnings of $85.8 million, or $0.57 per diluted share – adjusted
•	Per unit all-in costs of $2.48 per Mcfe, down 22 percent from the same period in 2008
•	Superior returns in third quarter (adjusted): 71 percent cash flow margin, 35 percent net income margin, 59 percent return on equity, and 26 percent return on capital

For the third quarter of 2009, production of natural gas and crude oil increased 27 percent to a record 45.9 billion cubic feet equivalent (Bcfe) as compared to 36.3 Bcfe during the third quarter of 2008. Ultra Petroleum’s third quarter 2009 production levels were the highest quarterly levels ever achieved by the company. The company’s production for the third quarter was comprised of 43.9 billion cubic feet (Bcf) of natural gas and 341.5 thousand barrels of condensate (MBbls).

Ultra Petroleum reported operating cash flow(1) for the third quarter of $172.6 million. Adjusted net income was $85.8 million, or $0.57 per diluted share for the quarter. Due to a non-cash unrealized mark-to-market charge of $145.0 million ($94.1 million after tax) on the company’s financial commodity contracts, the company reported a loss of $8.3 million, or ($0.06) per diluted share. The unrealized loss on commodity derivative contracts is typically excluded by the investment community in published estimates.

“Once again, Ultra Petroleum’s profitable growth strategy delivers. The company organically grew production by 27 percent while simultaneously decreasing all-in costs 22 percent to $2.48 per Mcfe from the same quarter in 2008. While the industry continued to experience low natural gas prices during the quarter, our returns and margins remain similar to ones achieved last year in a more robust commodity price environment. This is a true testament to our world-class legacy asset coupled with our industry-leading low-cost structure,” stated Michael D. Watford, Chairman, President and Chief Executive Officer.

During the third quarter of 2009, Ultra Petroleum’s average realized natural gas price was $5.13 per thousand cubic feet (Mcf), including realized gains and losses on commodity derivatives. The company’s average price for natural gas was $3.09 per Mcf, excluding realized gains and losses on commodity derivatives. The realized condensate price in the third quarter of 2009 was $57.47 per barrel (Bbl).

Ultra Petroleum Corp.	Page 1 of 8
Third Quarter
2009 Results

Natural gas and crude oil production for the nine month period ended September 30, 2009 increased to 132.5 Bcfe compared to 104.6 Bcfe for the nine month period ended September 30, 2008, a 27 percent increase. Production for the first nine months of 2009 was comprised of 126.5 Bcf of natural gas and 990.7 MBbls of condensate. Operating cash flow(1) for the nine month period was $465.3 million. Adjusted earnings for the nine month period ended September 30, 2009 were $203.7 million or $1.35 per diluted share.

The realized natural gas price during the nine month period was $4.89 per Mcf, including realized gains and losses on commodity derivatives. The company’s average price for natural gas was $3.24 per Mcf, excluding realized gains and losses on commodity derivatives. The realized condensate price was $44.42 per Bbl.

Wyoming - Operational Highlights

In the third quarter of 2009, 67 Pinedale-Lance wells were placed on production, including 31 operated by Ultra. The average initial production rate (IP) for the 31 Ultra-operated Pinedale wells was 10,356 Mcf per day. The average of all Ultra-interest wells was 8,508 Mcf per day, while the average of the Ultra non-operated wells was 6,917 Mcf per day.

The table below details the IP rates for Ultra’s operated wells during the third quarter of 2009.

Pinedale Well Performance – Ultra Operated
Area	Well Name	IP (Mcf per day)
Mesa	MS 5D1-34D	13,654
Mesa	MS 6B1-34D	10,765
Mesa	MS 16D1-33D	10,261
Mesa	MS 13D1-27D	7,902
Mesa	MS 14C1-27D	11,336
Mesa	MS 16D1-34D	12,135
Mesa	MS 8C1-35D	2,339
Mesa	MS 16A1-34D	11,028
Mesa	MS 15A1-34D	13,377
Mesa	MS 9D1-34D	8,214
Mesa	MS 16C1-34D	14,074
Mesa	MS 16A1-27D	10,524
Mesa	MS 16D1-27D	11,532
Riverside	RS 15D1-3D	14,614
Riverside	RS 2B2-2D	7,703
Riverside	RS 1C1-10D	10,620
Riverside	RS 16D1-3D	10,678
Riverside	RS 8D1-4D	4,134
Riverside	RS 1A1-10D	14,053
Riverside	RS 1A1-4D	12,489
Riverside	RS 2A1-10D	13,646
Riverside	RS 7C2-2D	7,400
Riverside	RS 16C1-3D	14,622
Riverside	RS 7A2-2D	9,757
Riverside	RS 1B1-10D	8,426
Riverside	RS 8D1-10D	11,120
Riverside	RS 1A1-2D	10,338
Riverside	RS 1B1-2D	7,948
Riverside	RS 2B2-10D	12,014
Riverside	RS 8B1-4D	4,136
Riverside	RS 8A1-10D	10,187
Average Q3 2009 IP		10,356

Ultra Petroleum Corp.	Page 2 of 8
Third Quarter
2009 Results

The increase in IP rates during 2009, as compared to 2008, corresponds to an increase in the average reserve size of Pinedale wells drilled in the year. The larger IPs are a direct benefit of the company gaining year-round access to development areas in better parts of the Pinedale field where the wells are more productive, leading to higher average per-well reserve estimates. The table below details the increase in average estimated ultimate recovery (EUR) of Ultra-operated wells completed, by quarter, since 2008.

Ultra-Operated Average EUR (Bcfe)
	Q1	Q2	Q3	Q4
2008	4.1	3.2	4.4	6.7
2009	6.2	6.9	6.4	-

The third quarter 2009 average drilling days for Ultra-operated wells as measured by spud to total depth (TD) was 18 days. Well costs also decreased to $5.0 million, as compared to $5.6 million in the third quarter of 2008. This 11 percent reduction in well costs is a direct result of fewer drilling days, fewer rig moves associated with pad drilling, and lower cost of services.

Improving Efficiencies
	2006	2007	2008	Q1 2009	Q2 2009	Q3 2009
Spud to TD (days)	61	35	24	23	21	18
Rig release to rig release (days)	79	48	32	31	24	23
% wells drilled in < 30 days	0%	36%	84%	78%	84%	92%
% wells drilled < 20 days	0%	2%	27%	33%	74%	84%
Well cost – pad ($MM)	$7.0	$6.2	$5.5	$5.5	$5.25	$5.0

“Our well costs continued to decrease during the third quarter. We achieved our year-end goal of $5.0 million per well earlier than targeted. These cost reductions were accomplished while simultaneously drilling deeper wells and completing more frac stages per well,” stated Watford.

Pennsylvania - Operational Highlights

During the third quarter, Ultra drilled 12 horizontal Marcellus wells, with an average lateral length of just over 4,000 feet. Another 15 to 20 horizontal Marcellus Shale wells are planned to be drilled during the fourth quarter. This brings the range of the total number of horizontal Marcellus Shale wells that Ultra plans to drill in 2009 to between 34 to 39.  The company’s first production in the Marcellus horizontal program began in late July 2009. During the quarter, seven wells were brought on-line with IPs averaging 6,420 Mcf per day. The company’s four pipeline interconnects to major interstate pipelines remain on schedule and well ahead of the drilling campaign, with a total capacity of over 300 MMcf per day expected by year-end 2009.

“We continue to be very pleased with the early results from our Marcellus program. The handful of horizontal wells that we have completed so far have recorded IP rates ranging from 10,500 Mcf per day to 3,400 Mcf per day, including one of our early wells producing a 30-day average over 7,800 Mcf per day. Our drilling, completion and production activities are ramping up and we are preparing for a 2010 program that will exceed 100 horizontal Marcellus wells. In addition, we expect that our Marcellus production will access the traditionally higher value natural gas markets in the Northeast,” stated Watford.

Hedges – Derivative Contracts

The total volume of commodity derivative contracts for the remainder of 2009 is 18.8 Bcf at an average price of $5.73 per Mcf. In 2010, the total volume is 98.3 Bcf at an average price of $5.49 per Mcf and in 2011 the total volume is 73.0 Bcf at an average price of $5.61 per Mcf.

Ultra Petroleum Corp.	Page 3 of 8
Third Quarter
2009 Results

“Our large hedge position for 2010 and 2011 underpins our excellent economics in Wyoming. Our hedged volumes along with our 73 Bcf of annual firm transportation on Rockies Express, that will access Northeast markets by the end of this year, create a solid foundation for financial success,” stated Watford.

As of today, Ultra Petroleum has the following positions in place to mitigate its commodity price exposure:

	Total Volume	Average Price per Mcf
	(Bcf)	at Point of Sale

Q4 2009	18.8	$5.73	Mcf
Total 2009	18.8	$5.73	Mcf

Q1 2010	21.6	$5.51	Mcf
Q2 2010	26.4	$5.48	Mcf
Q3 2010	26.7	$5.48	Mcf
Q4 2010	23.6	$5.50	Mcf
Total 2010	98.3	$5.49	Mcf

Q1 2011	18.0	$5.61	Mcf
Q2 2011	18.2	$5.61	Mcf
Q3 2011	18.4	$5.61	Mcf
Q4 2011	18.4	$5.61	Mcf
Total 2011	73.0	$5.61	Mcf

Rockies Express Pipeline (REX) Update

The final phase of REX from Lebanon, Ohio to Clarington, Ohio is expected to be in service during November 2009. Natural gas delivered to the final phase in Clarington, Ohio is expected to generally receive prices which are referenced to Dominion South pricing. The capacity on the pipeline is 1.8 Bcf per day.

The table below provides a historical and future perspective on average annual basis differentials for Wyoming gas (NW Rockies) and premium markets in the Northeast (Dominion South). The basis differential is expressed as a percentage of Henry Hub.

Basis Differential as a Percentage (%) of Henry Hub
	2006	2007	2008	2009 YTD	2009 Balance	2010	2011
NW Rockies	78	57	68	74	94	90	90
Dominion South	104	106	106	107	107	104	103

“The basis table above highlights the significant improvement in Rockies prices. NW Rockies basis had historically been wide since 2005 and has decreased significantly for the balance of 2009 and more so in 2010 and 2011. Dominion South basis is forecasted to moderate slightly. With our 2010 and 2011 natural gas sales targeted at 50 percent sold into each market, Ultra’s effective basis to Henry Hub pricing is expected to be 96 to 97 percent,” stated Watford.

Production Guidance

Ultra Petroleum’s previous annual production guidance for 2009 was 172 to 177 Bcfe. At our current production rate, we expect to exceed the upper end of this range. As a result, production is expected to increase at least 22 percent over 2008’s record annual production of 145.3 Bcfe.

Ultra Petroleum Corp.	Page 4 of 8
Third Quarter
2009 Results

The company’s preliminary production guidance for 2010 and 2011 is 15 to 20 percent per annum growth.

“We continue to pursue a conservative and disciplined capital program that is consistent with our long-term strategy of balancing growth and profitability,” stated Watford. “Ultra’s legacy Wyoming field warrants growth and profitable re-investment throughout the energy cycle. Further, we are excited with early results from our first horizontal Marcellus wells that we have recently brought on production. We own long-term assets and believe that long-term commodity price assumptions drive value, not near-term commodity prices,” Watford added.

Price Realizations and Differentials Guidance

In the fourth quarter of 2009, the company’s realized natural gas price is expected to average 4 to 6 percent below the NYMEX price, before consideration of any hedging activity, due to regional differentials. Realized pricing for condensate is expected to be about $10.00 less than the average NYMEX crude oil price.

Expense Guidance

The following table presents the company’s expected expenses per Mcfe assuming a $4.92 per Mcf Henry Hub natural gas price and a $75.40 per Bbl NYMEX crude oil price:

Costs Per Mcfe	Q4 2009
Lease operating expenses	$0.23 – 0.26
Production taxes	$0.55 – 0.57
Gathering fees	$0.25 – 0.27
Transportation charges	$0.34 – 0.36
Depletion and depreciation	$1.07 – 1.09
General and administrative – total	$0.12 – 0.13
Interest and debt expense	$0.21 – 0.22
Total costs per Mcfe	$2.77 – 2.90

Income Tax Guidance

For the year, Ultra projects a 35.1 percent effective tax rate (based on adjusted net income) with approximately 11 to 13 percent of that amount expected to be currently payable.

Conference Call Webcast Scheduled for October 30, 2009

Ultra Petroleum’s third quarter 2009 conference call will be available via live audio webcast at 11:00 a.m. Eastern Daylight Time (10:00 a.m. Central Daylight Time) Friday, October 30, 2009. To listen to this webcast, log on to www.ultrapetroleum.com. The webcast replay and podcast will be archived on Ultra Petroleum’s website through February 19, 2010.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming – the Pinedale and Jonah Fields; and is in the early stages of exploration in the Appalachian Basin in Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”.  The company had 151,442,194 shares outstanding on September 30, 2009.

Ultra Petroleum Corp.	Page 5 of 8
Third Quarter
2009 Results

Ultra Petroleum Corp.
Consolidated Statement of Operations (unaudited)
All amounts expressed in US$000's

	For the Nine Months Ended		For the Quarter Ended
	September 30,		September 30,
	2009	2008	2009	2008
Volumes
Oil liquids (Bbls)	990,728	817,272	341,485	287,115
Natural gas (Mcf)	126,533,349	99,739,892	43,851,036	34,558,450
MCFE – Total	132,477,717	104,643,524	45,899,946	36,281,140

Revenues
Oil sales	$44,012	$83,863	$19,626	$31,054
Natural gas sales	409,446	793,140	135,538	266,573
Total operating revenues	453,458	877,003	155,164	297,627

Expenses
Lease operating expenses	30,128	27,800	9,741	8,501
Production taxes	45,309	98,336	15,220	31,625
Gathering fees	33,753	27,621	11,389	8,857
Total lease operating costs	109,190	153,757	36,350	48,983

Transportation charges	42,824	33,101	16,284	11,431
Depletion and depreciation	152,002	130,681	46,367	45,652
Write-down of proved oil and gas properties	1,037,000	-	-	-
General and administrative	7,731	8,176	2,325	2,138
Stock compensation	7,623	4,860	2,805	2,104
Total operating expenses	1,356,370	330,575	104,131	110,308

Other (expense) income, net	(2,925)	783	193	92
Interest and debt expense	(26,938)	(14,997)	(9,744)	(5,183)
Realized gain on commodity derivatives	209,180	3,083	89,620	17,202
Unrealized (loss) gain on commodity derivatives	(118,879)	15,765	(145,048)	40,915
(Loss) income before income taxes	(842,474)	551,062	(13,946)	240,345

Income tax provision (benefit) - current	7,695	4,530	7,672	4,723
Income tax (benefit) provision - deferred	(303,724)	197,350	(13,288)	86,647

Net (loss) income	$(546,445)	$349,182	$(8,330)	$148,975

Impairment of proved oil and gas properties, net of tax	$673,013	$-	$-	$-
Unrealized loss (gain) on commodity derivatives, net of tax	77,152	(10,231)	94,136	(26,554)
Adjusted net income	$203,720	$338,951	$85,806	$122,421

Operating cash flows (1)	$465,335	$665,893	$172,600	$242,462

(1) (see non-GAAP reconciliation)

Ultra Petroleum Corp.	Page 6 of 8
Third Quarter
2009 Results

Weighted average shares – basic	151,337	152,592	151,441	152,217
Weighted average shares – diluted	151,337	157,326	151,441	156,072

Earnings per share
Net income - basic	$(3.61)	$2.29	$(0.06)	$0.98
Net income - fully diluted	$(3.61)	$2.22	$(0.06)	$0.95

Adjusted earnings per share
Adjusted net income - basic	$1.35	$2.22	$0.57	$0.80
Adjusted net income - fully diluted (4)	$1.35	$2.15	$0.57	$0.78

Realized Prices
Oil liquids (Bbls)	$44.42	$102.61	$57.47	$108.16
Natural gas (Mcf), including realized gain (loss) on
commodity derivatives	$4.89	$7.98	$5.13	$8.21
Natural gas (Mcf), excluding realized gain (loss) on
commodity derivatives	$3.24	$7.95	$3.09	$7.71

Costs Per MCFE
Lease operating expenses	$0.23	$0.27	$0.21	$0.23
Production taxes	$0.34	$0.94	$0.33	$0.87
Gathering fees	$0.25	$0.26	$0.25	$0.24
Transportation charges	$0.32	$0.32	$0.35	$0.32
Depletion and depreciation	$1.15	$1.25	$1.01	$1.26
General and administrative - total	$0.12	$0.12	$0.11	$0.12
Interest and debt expense	$0.20	$0.14	$0.21	$0.14
	$2.61	$3.30	$2.48	$3.18
Note: Amounts on a per MCFE basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income (2)	31%	39%	35%	39%
Adjusted Operating Cash Flow Margin (3)	70%	76%	71%	77%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's

	As of
	September 30,	December 31,
	2009	2008
	(unaudited)
Cash and cash equivalents	$12,994	$14,157
Long-term debt
Bank indebtedness	195,000	270,000
Senior notes	535,000	300,000
	$730,000	$570,000

Ultra Petroleum Corp.	Page 7 of 8
Third Quarter
2009 Results

Ultra Petroleum Corp.
Reconciliation of Cash Flow and Cash Provided by Operating Activities
(unaudited)
All amounts expressed in US$000's

The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company’s financial information.  These statements are unaudited and subject to adjustment.

	For the Nine Months Ended		For the Quarter Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net cash provided by operating activities	$420,769	$708,186	$180,369	$304,846
Net changes in operating assets and liabilities and other non-cash items*	44,566	(42,293)	(7,769)	(62,384)
Cash flow from operations before changes in operating assets and liabilities	$465,335	$665,893	$172,600	$242,462

(1) Operating cash flow is defined as net cash provided by operating activities before changes in operating assets and liabilities. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.
(2)  Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and Natural Gas Sales plus Realized Gain (Loss) on Commodity Derivatives.
(3) Operating Cash Flow Margin is defined as Operating Cash Flow divided by the sum of Oil and Natural Gas Sales plus Realized Gain (Loss) on Commodity Derivatives.
(4) Fully diluted shares includes 2.8 million and 2.9 million potentially dilutive instruments that were anti-dilutive due to the net loss for the year-to-date and quarter periods ended September 30, 2009, respectively.
*Other non-cash items include excess tax benefit from stock based compensation and other.

This release can be found at http://www.ultrapetroleum.com

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s businesses are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC. These risks and uncertainties include increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming, the timing and extent of the company’s success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, and other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company’s report on Form 10-Q for the quarter ended September 30, 2009.

For further information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com

Ultra Petroleum Corp.	Page 8 of 8
Third Quarter
2009 Results